Exhibit 10.3

Description of the Verbal Agreement By and Between the Company and Mr. Courtland Livesley-James

The Company entered into a verbal agreement with Courtland Livesley-James effective July 20, 2017 with regard to his services as Executive Vice President, Strategy of the Company. The agreement was terminated on October 15, 2018. The terms verbally agreed to by the parties are as follows:

Mr. Livesley-James earned a base salary of $125,000 per annum. His employment would continue indefinitely until terminated by either Mr. Livesley-James or the Company. Upon termination, Mr. Livesley-James’ was paid the equivalent of two week’s salary in lieu of notice as prescribed by the Employment Standards Act, 2000 (Ontario). Mr. Livesley-James was entitled to participate in the Company’s employee health and dental plan, which entitlement ceased two weeks following his termination. Any bonuses, whether in cash or stock options, were to have been awarded by the Board on a discretionary basis based on personal performance of Mr. Livesley-James and the financial performance of the Company.  As no specific vacation terms were discussed, Mr. Livesley-James’ entitlement to vacation was as prescribed by the Employment Standards Act, 2000 (Ontario).

Mr. Livesley-James’ duties included: identifying and originating deal flow to stock the Company’s pipeline; negotiating preliminary deal terms and letters of intent with potential portfolio companies; attending conferences on behalf of the Company as the Company’s representative and ambassador; providing instructions to the Company’s analysts and interns regarding due diligence and strategic research; analyzing the disclosure provided by potential portfolio companies for assessment against the Company’s scorecard metrics and recommending an investment decision to the CEO and other senior management.